Exhibit 99.1

NEWS RELEASE 20-003 For Immediate Release	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802 Ken Dennard, Managing Partner Dennard Lascar / 713-529-6600

HORNBECK OFFSHORE ENTERS INTO
RESTRUCTURING SUPPORT AGREEMENT
FOR COMPREHENSIVE BALANCE SHEET RESTRUCTURING

Deal with Existing Secured Lenders and Unsecured Noteholders will
Significantly Delever the Balance Sheet,
Provide $75 Million in Debtor-in-Possession Financing,
Allow Use of Cash On Hand to Continue Operations During Reorganization,
and Provide $100 Million of New Equity Capital Upon Emergence

April 14, 2020 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS, OTCQB:HOSS) (the “Company”) announced today that the Company and certain of its subsidiaries have entered into a restructuring support agreement (the “Restructuring Support Agreement”) with secured lenders holding approximately 83% of the Company’s aggregate secured indebtedness and unsecured noteholders holding approximately 79% of the Company’s aggregate unsecured notes outstanding related to a balance sheet restructuring of the Company expected to be implemented through a voluntary pre-packaged Chapter 11 case in the United States Bankruptcy Court for the Southern District of Texas in the coming weeks with a targeted completion date prior to the end of the second quarter of 2020.

The Restructuring Support Agreement contemplates a $75 million debtor-in-possession term loan facility provided by existing creditors and permitted use of existing cash on hand and cash generated from operations to support the business during the financial restructuring process, which will enable the Company to operate in the ordinary course of business without disruption to its customers, vendors and workforce. The Restructuring Support Agreement provides for payment in full of all vendors and employees.

In addition, pursuant to the reorganization contemplated by the Restructuring Support Agreement, the Company will achieve long term enterprise benefits including (i) a significant de-levering of its capital structure; (ii) post-emergence access to $100 million of new equity capital through a common stock rights offering, fully-backstopped by existing creditors and (iii) the ability to arrange additional post-emergence financings for certain purposes, including strategic initiatives.

The parties to the Restructuring Support Agreement agreed to other customary terms and conditions including certain transfer restrictions, releases of all claims and interests that are treated in

103 Northpark Boulevard | Covington, LA 70433 | USA | +1 (985) 727-2000 | www.hornbeckoffshore.com

the plan of reorganization, and termination rights upon the occurrence of certain events, including the failure of the Company to achieve certain milestones, which milestones may be extended with the consent of the holders of a requisite amount of secured and unsecured indebtedness and the Company.

The Company expects the pre-packaged Chapter 11 reorganization to be completed very quickly with the support of its creditors. Both prior to and subsequent to the expected Chapter 11 filing, the Company will have sufficient liquidity to continue operations, meet all operational payment obligations and support its business, and will continue to operate in the ordinary course of business without disruption to its customers, vendors and workforce. The Company remains focused on executing on its strategic priorities and is committed to maintaining safe, efficient and responsive operations during the reorganization with its vessels available and service delivery continuing as normal.

Commenting on the Company’s plans, Todd M. Hornbeck, Chairman, President and CEO stated, “The COVID-19 pandemic and the recent drop in oil prices due to an acute global supply-demand imbalance have significantly impacted the industries we serve, making an already challenging environment for the Company even more difficult. The shared objectives of the Company and our creditors are to meaningfully reduce the Company’s financial leverage on a consensual basis and source new capital to position the Company for future growth. I want to thank our secured lenders and unsecured noteholders for joining together with us on a game plan for an expedited court-supervised financial restructuring process. This consensual approach to reorganization and recapitalization is in the best long-term interest of our Company, as it will enable us to take advantage of new opportunities while continuing to support our customers, retain our employees and pay our vendors.”

As previously reported, on March 31, 2020, the Company entered into agreements pursuant to which requisite majorities of the Company’s secured lenders and unsecured noteholders agreed to forbear from exercising certain of their rights and remedies with respect to certain defaults by the Company. Pursuant to the Restructuring Support Agreement, these forbearances are extended contemporaneously to the relevant dates in the Restructuring Support Agreement.

Kirkland & Ellis, LLP, Winstead PC and Jackson Walker LLP are serving as legal counsel to the Company, Guggenheim Securities, LLC is acting as financial advisor, Portage Point Partners, LLC is serving as restructuring advisor and Stretto is serving as claims and noticing agent.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore service vessels primarily in the Gulf of Mexico and Latin America.

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about the Restructuring Support Agreement, the contemplated pre-packaged Chapter 11 reorganization, the offshore oilfield service vessel industry and ongoing discussions with the Company’s stakeholders. These statements are based on the Company's current assumptions, expectations and projections about future events and are subject to a number of uncertainties, factors and risks, many of which are outside the control of the Company, which could cause results to differ materially from those expected by the Company’s management. Such risks and uncertainties include, but are not limited to, the ability of the Company to negotiate, develop, confirm and consummate the transactions contemplated in the Restructuring Support Agreement; the effects of the Restructuring Support Agreement on the Company’s liquidity or results of operations or business prospects; the effects of the Restructuring Support Agreement on the Company’s business and the interests of various constituents; oil and natural gas prices and the overall level of offshore exploration and production activity, particularly in light of the continued uncertainties posed by the ongoing effect of the COVID-19 pandemic; and the factors set forth under the heading “Risk Factors” in the Company’s filings with the U.S. Securities and Exchange Commission, including its most recently filed Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Readers should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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